Exhibit 99.1
WESTERN GAS PARTNERS ANNOUNCES SECOND-QUARTER 2008 RESULTS
     HOUSTON, Aug. 12, 2008 — Western Gas Partners, LP (NYSE: WES) today announced second-quarter 2008 financial and operating results for the partnership.
HIGHLIGHTS
•	Completed initial public offering in May

•	Generated distributable cash flow(1)of $19.2 million

•	Declared prorated initial cash distribution of $0.1582 per unit

•	Continued third-party throughput growth at Hugoton
     “Our diversified asset portfolio delivered quarterly operating results and cash flow consistent with our expectations,” said Western Gas Partners President and CEO Robert Gwin. “Despite the difficult market environment following our initial public offering, we look forward to creating value for our unitholders through the execution of our strategy.”
     Western Gas Partners, or the Partnership, closed its initial public offering on May 14, 2008. Therefore, results for the periods prior to the IPO are attributable to subsidiaries of Anadarko Petroleum Corporation (NYSE: APC).
CASH DISTRIBUTION
     On July 14, 2008, the Board of Directors of the Partnership’s general partner declared a prorated quarterly cash distribution of $0.1582 per unit for the second quarter of 2008. The second-quarter distribution was prorated for the period beginning on the closing date of the IPO and ending on June 30, 2008, and corresponds to a quarterly distribution of $0.30 per unit, or $1.20 per unit on an annualized basis. The second-quarter distribution is payable on August 14, 2008, to all unitholders of record at the close of business on August 1, 2008. Distributable cash flow for the full second quarter of 2008 was $19.2 million, which provided distribution coverage of 1.2 times the amount required for the Partnership to fund a full-quarter distribution to both the general and limited partners.
FINANCIAL & OPERATING HIGHLIGHTS
     Total revenues for the full second quarter of 2008 were $39.6 million, an increase of 45% over the second quarter of 2007. For the full second quarter of 2008, Adjusted EBITDA(1) of $20.5 million was approximately 23% higher than the comparable period in the prior year. The increases in revenues and

(1)	Please see the tables at the end of this release for a reconciliation of GAAP to non-GAAP measures.

Adjusted EBITDA were due to the combination of increased gathering rates, improved condensate economics and higher throughput from third parties.
     Reported net income for the full second quarter totaled $12.9 million. Included in reported net income were certain items attributable to the 43-day pre-IPO period beginning on April 1, 2008 and ending on May 13, 2008. In total, these items reduced reported net income by approximately $3.2 million and consisted of approximately $0.5 million of affiliate-based interest expense and approximately $2.7 million of income tax expense. Subsequent to the IPO, income generated by the Partnership’s assets is no longer subject to corporate tax and affiliate-based interest expense is no longer charged. As a result, the above items are unique to the Partnership’s second-quarter results, and will not impact the Partnership’s reported net income in future periods. In addition, reported net income includes $2.2 million of interest income on the Partnership’s note receivable from Anadarko which was outstanding only during the 48-day period during which the Partnership was publicly traded.
     Net income available to limited partners for the 48-day period during which the Partnership was publicly traded totaled $8.1 million, or $0.15 per limited partner unit on a diluted basis.
     Capital expenditures totaled approximately $7.6 million during the full quarter, with maintenance capital expenditures representing approximately $3.5 million. Maintenance capital expenditures were equal to approximately 17% of Adjusted EBITDA for the period.
     Aggregate throughput volumes decreased by approximately 9,000 MMBtu/d, or 1%, for the second quarter of 2008 compared to the first quarter of 2008. The change in aggregate throughput was due to a decrease in throughput at the Haley gathering system, offset by increased throughput at Hugoton and Pinnacle. Approximately 87% of throughput during the second quarter was related to affiliate volumes.
CONFERENCE CALL TOMORROW AT 9 A.M. CDT
     The Partnership will host a conference call on Wednesday, August 13, at 9 a.m. Central Daylight Time to discuss second-quarter results. The dial-in number is 1-888-679-8033 and the participant code is 66293481. For complete instructions on how to participate in the conference call, or to listen to the live audio webcast and slide presentation, please visit www.westerngas.com. A replay of the call will also be available on the Web site for approximately two weeks following the conference call.

Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include our ability to obtain new sources of natural gas supplies, fluctuations in commodity prices, and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Form S-1 registration statement filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.
#      #      #
Western Gas Partners, LP Contact:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012

Reconciliation of GAAP to Non-GAAP Measures
Below are reconciliations of Distributable Cash Flow and Adjusted EBITDA (non-GAAP) to Net Income (GAAP) as required under Regulation G of the Securities Exchange Act of 1934. Management believes that the presentation of Distributable Cash Flow and Adjusted EBITDA provides information useful in assessing the Partnership’s financial condition and results of operations and that Distributable Cash Flow and Adjusted EBITDA are widely accepted financial indicators of a company’s ability to incur and service debt, fund capital expenditures and make distributions. Distributable Cash Flow and Adjusted EBITDA, as defined by the Partnership, may not be comparable to similarly titled measures used by other companies. Therefore, the Partnership’s consolidated Distributable Cash Flow and Adjusted EBITDA should be considered in conjunction with net income and other performance measures, such as operating income or cash flow from operating activities.
Distributable Cash Flow
     The Partnership defines Distributable Cash Flow as Adjusted EBITDA, plus interest income, less net cash paid for interest expense, maintenance capital expenditures and income taxes.

Three Months
Ended
June 30, 2008
(in thousands)
Reconciliation of Net Income to Distributable Cash Flow

Net income	$12,908
Add:
Interest expense, net — affiliates (a)	541
Depreciation	6,554
Income tax expense	2,730
Less:
Cash paid for maintenance capital expenditures	3,539
Other income	27

Distributable Cash Flow	$19,167

(a)	Net interest expense not settled in cash
Adjusted EBITDA
The Partnership defines Adjusted EBITDA as net income (loss), plus interest expense, income tax expense and depreciation, less interest income, income tax benefit and other income (expense).

	Three Months Ended June 30,
	2008	2007
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA

Net income	$12,908	$4,761
Add:
Interest expense, net — affiliates	541	3,617
Income tax expense	2,730	2,911
Depreciation	6,554	5,371
Less:
Interest income from note — affiliates	2,226	—
Other income	27	—

Adjusted EBITDA	$20,480	$16,660

Western Gas Partners, LP
Summary Financial Information

	Three Months Ended June 30,
	2008	2007
	(in thousands, except
	per-unit amounts)
Revenues
Gathering and transportation of natural gas	$30,527	$24,912
Condensate	5,541	2,008
Natural gas and other	3,552	312

Total Revenues	$39,620	$27,232

Operating Expenses
Cost of product	6,573	1,433
Operation and maintenance	8,732	6,951
General and administrative	2,182	915
Property and other taxes	1,653	1,273
Depreciation	6,554	5,371

Total Operating Expenses	$25,694	$15,943

Operating Income	$13,926	$11,289

Interest income (expense), net — affiliates	1,685	(3,617)
Other income	27	—

Income Before Income Taxes	$15,638	$7,672

Income Tax Expense	2,730	2,911

Net Income	$12,908	$4,761

Calculation of Limited Partner Interest in Net Income:

Net income[1]	$8,249	n/a
Less general partner interest in net income	165	n/a

Limited partner interest in net income	$8,084	n/a

Net income per limited partner unit — basic	0.15	n/a
Net income per limited partner unit — diluted	0.15	n/a

Limited partner units outstanding — basic	53,072	n/a
Limited partner units outstanding — diluted	53,103	n/a

[1]	Reflects net income for the post-IPO period, May 14, 2008 through June 30, 2008.

Western Gas Partners, LP
Condensed Balance Sheet

	June 30, 2008	December 31, 2007
	(in thousands, except number of units)
Cash and cash equivalents	$25,788	$—
Other current assets	6,965	8,212
Other assets	—	27
Note receivable — Anadarko	260,000	—
Net property, plant and equipment	364,934	363,619
Goodwill	4,783	4,783

Total Assets	$662,470	$376,641

Accounts payable	$762	$3,357
Other current liabilities	11,323	8,360
Other long-term liabilities	8,516	83,608

Total Liabilities	$20,601	$95,325

Common unit partner capital (26.5 million common units issued	$374,248	$—
and outstanding at June 30, 2008) Subordinated unit partner capital (26.5 million subordinated	257,120	—
units issued and outstanding at June 30, 2008) General partner units capital (1.1 million general partner	10,501	—
units issued and outstanding at June 30, 2008) Parent net investment	—	281,316

Total Partners’ Capital and Parent Net Investment	$641,869	$281,316

Total Liabilities, Partners’ Capital and Parent Net Investment	$662,470	$376,641

Western Gas Partners, LP
Summary Financial Information

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Cash Flow from Operating Activities
Net income	$22,127	$11,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,010	10,743
Deferred income taxes	3,351	6,262
Changes in assets and liabilities:
Increase in accounts receivable	(605)	(595)
Decrease in natural gas imbalance receivable	18	516
Increase (decrease) in accounts payable and accrued expenses	1,303	(3,854)
Increase (decrease) in other items, net	(976)	(49)

Net cash provided by operating activities	$38,228	$24,134

Cash Flow from Investing Activities
Capital expenditures	$(14,301)	$(21,842)
Loan to Anadarko	(260,000)	—

Net cash used in investing activities	$(274,301)	$(21,842)

Cash Flow from Financing Activities
Proceeds from issuance of common units	$315,346	$—
Reimbursement of capital expenditures to parent	(45,346)
Net advance to parent	(8,139)	(2,748)

Net cash provided by (used in) financing activities	$261,861	$(2,748)

Net Increase (Decrease) in Cash	25,788	(456)
Cash at Beginning of Period	—	458

Cash at End of Period	$25,788	$2

Western Gas Partners, LP
Operating Statistics

	Three Months Ended June 30,
	2008	2007
	(in thousands, except
	per-unit amounts)
Throughput (MMBtu/d)
Affiliate	838	937
Third parties	122	67

Total Throughput	960	1,004
Weighted average price per MMBtu
Affiliate	$0.36	$0.27
Third parties	$0.31	$0.27
Total	$0.35	$0.27